Exhibit 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this Amendment No. 3 to the Registration Statement on Form S-1/A for Viper Energy Partners LP, and to the use of information from, and the inclusion of, our report, dated January 24, 2014, with respect to the estimates of reserves and future net revenues of Viper Energy Partners LLC as of December 31, 2013 in this Amendment. We further consent to the reference to our firm under the heading “Experts” in this Amendment and related prospectus.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

September 12, 2014